NOT FOR DISSEMINATION IN THE UNITED STATES

OR FOR RELEASE TO U.S. NEWSWIRE SERVICES.

NEWS RELEASE

June 23, 2005

WEALTH CLOSES $560,000

NON-BROKERED PRIVATE PLACEMENT

Vancouver, British Columbia…  Wealth Minerals Ltd. (the “Company” or “Wealth”) - (TSX Venture Exchange: WML, OTC: WMLLF, Frankfurt: EJZ), is pleased to announce that it has closed the non-brokered private placement of 1,000,000 units (the “Units”) at a price of $0.56 per Unit, as originally announced May 4, 2005, raising gross proceeds of $560,000 (the “Offering”).  Each Unit consists of one common share (“Share”) and one-half common share purchase warrant (“Warrant”).  Each whole Warrant is exercisable for a period of 18 months to acquire one additional Share (“Warrant Share”) at a price of $0.80 per Warrant Share until December 23, 2006.

All of the securities issued in connection with the Offering, are subject to a hold period in Canada until October 24, 2005.

The following placees are considered members of a Pro Group:  Dean Duke (21,500 Units); Julie Catling (3,500 Units); Jasper Holdings Limited – Victoria Everett (50,000 Units); DEM Investments Ltd. – Ermenia Minicucci (50,000 Units); and Craig Roberts (30,000 Units.  Mr. Jerry Pogue a director of the Company subscribed for 30,000 Units.

The gross proceeds of the Offering are intended to be used to fund exploration programs on the Company’s Mackenzie Project in central British Columbia and working capital.  The Company will begin a work program on the Mackenzie Project in mid- to late-July, 2005.

None of the foregoing securities have been, nor will they be, registered with the U.S. Securities and Exchange Commission and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Unites States Securities Act of 1933 and any applicable State securities laws.

On Behalf of the Board of Directors of

WEALTH MINERALS LTD.

“Jerry Pogue”

Director

For further information, please contact:

Gary Freeman, Vice President

Phone: 604-331-0096 / E-mail: info@wealthminerals.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This release contains forward-looking statements within the meaning of the “safe harbour'' provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The Company assumes no obligation to update any forward-looking information contained in this news release.

Suite 1901 – 1177 West Hastings Street, Vancouver, BC Canada V6E 2K3

Tel 604.331.0096  Fax 604.408.7499

www.wealthminerals.com